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                                                                  CONFORMED COPY


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                          AGREEMENT AND PLAN OF MERGER


                                     Among


                         BOSTON SCIENTIFIC CORPORATION,

                           PATRIOT ACQUISITION CORP.

                                      and

                           TARGET THERAPEUTICS, INC.



                          Dated as of January 20, 1997





================================================================================

                               TABLE OF CONTENTS


                                   ARTICLE I

                                   THE MERGER

1.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.02.  Effective Time; Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.03.  Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.04.  Certificate of Incorporation; By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.05.  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                                          ARTICLE II

                                      CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.01.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.02.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.03.  Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
2.04.  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
2.05.  Adjustments to Prevent Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

                                                         ARTICLE  III

                                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01.  Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
3.02.  Certificate of Incorporation and By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
3.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
3.04.  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.05.  No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.06.  Permits; Company Products; Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
3.07.  SEC Filings; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.08.  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.10.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.11.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.12.  Real Property and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.13.  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.14.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.15.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.16.  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

3.17.  Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
3.18.  Accounting and Tax Matters 20
3.19.  Company Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
3.20.  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
3.21.  Opinion of Financial Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
3.22.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                                          ARTICLE IV

                                           REPRESENTATIONS AND WARRANTIES OF PARENT
                                                        AND MERGER SUB

4.01.  Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.02.  Certificate of Incorporation and By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.04.  Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
4.05.  No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.06.  SEC Filings; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.07.  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
4.08.  Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
4.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
4.10.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                                                           ARTICLE V

                                            CONDUCT OF BUSINESS PENDING THE MERGER

5.01.  Conduct of Business by the Company Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
5.02.  Conduct of Business by Parent Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

                                                          ARTICLE VI

                                                     ADDITIONAL AGREEMENTS

6.01.  Registration Statement; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
6.02.  Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
6.03.  Appropriate Action; Consents; Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
6.04.  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
6.05.  No Solicitation of Competing Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.06.  Directors' and Officers' Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
6.07.  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

6.08.  Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
6.09.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
6.10.  Plan of Reorganization 35
6.11.  Company Distribution Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
6.12.  Company Employee Stock Purchase Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
6.13.  Acceleration of Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
6.14.  Affiliates; Accounting and Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
6.15.  Employees and Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

                                                          ARTICLE VII

                                                   CONDITIONS TO THE MERGER

7.01.  Conditions to the Obligations of Each Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
7.02.  Conditions to the Obligations of Parent and Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
7.03.  Conditions to the Obligations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

                                                         ARTICLE VIII

                                               TERMINATION, AMENDMENT AND WAIVER

8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
8.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
8.03.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
8.04.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
8.05.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

                                                          ARTICLE IX

                                                      GENERAL PROVISIONS

9.01.  Non-Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
9.03.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
9.04.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
9.05.  Entire Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
9.06.  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
9.07.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
9.08.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
9.09.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
9.10.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

9.11.  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

                                    EXHIBITS

Exhibit 6.14(a)  Form of Company Affiliate Letter
Exhibit 6.14(b)  Form of Parent Affiliate Letter
Exhibit 9.03(f)  Executive Officers of Company

                             Index of Defined Terms


Defined Term                                                        Location of Definition
------------                                                        ----------------------
affiliate                                                                    Section 9.03(a)
Agreement                                                                    Recitals
beneficial owner                                                             Section 9.03(b)
Blue Sky Laws                                                                Section 3.05(b)
business day                                                                 Section 9.03(c)
Certificate of Merger                                                        Section 1.02
Certificates                                                                 Section 2.02(b)
Change of Control Agreements                                                 Section 6.13
Code                                                                         Recitals
Company                                                                      Recitals
Company Common Stock                                                         Section 2.01(a)
Company Disclosure Schedule                                                  Article III
Company Financial Advisor                                                    Section 3.21
Company Intellectual Property                                                Section 3.13
Company Licenses                                                             Section 3.13
Company Material Adverse Effect                                              Section 3.01
Company 1996 Balance Sheet                                                   Section 3.07(d)
Company Options                                                              Section 2.04(a)
Company Permits                                                              Section 3.06(a)
Company Rights Agreement                                                     Section 3.19
Company SEC Reports                                                          Section 3.07(a)
Company Stock Option Plans                                                   Section 2.04(a)
Competing Transaction                                                        Section 6.05
Confidentiality Agreement                                                    Section 6.04(c)
control                                                                      Section 9.03(d)
Current Offering                                                             Section 6.12(a)
Delaware Law                                                                 Recitals
Effective Time                                                               Section 1.02
Employment Contracts                                                         Section 3.10
Environmental Laws                                                           Section 3.15(a)
Environmental Permits                                                        Section 3.15(b)
ERISA                                                                        Section 3.10
ESPP                                                                         Section 3.03
Exchange Act                                                                 Section 3.05(b)
Exchange Agent                                                               Section 2.02(a)
Exchange Fund                                                                Section 2.02(a)

Defined Term                                                        Location of Definition
------------                                                        ----------------------
Exchange Ratio                                                               Section 2.01(a)
FDA                                                                          Section 3.06(b)
Governmental Authority                                                       Section 9.03(e)
Hazardous Substances                                                         Section 3.15(a)
HSR Act                                                                      Section 3.05(b)
IRS                                                                          Section 3.10
knowledge of the Company                                                     Section 9.03(f)
Laws                                                                         Section 3.05(a)
Material Contracts                                                           Section 3.16(a)
Merger                                                                       Recitals
Merger Sub                                                                   Recitals
NASD                                                                         Section 3.05(b)
NYSE                                                                         Section 4.05(b)
Parent                                                                       Recitals
Parent Common Stock                                                          Section 2.01(a)
Parent Disclosure Schedule                                                   Article IV
Parent Material Adverse Effect                                               Section 4.01
Parent 1995 Balance Sheet                                                    Section 4.06(d)
Parent Options                                                               Section 2.04(d)
Parent Preferred Stock                                                       Section 4.03
Parent SEC Reports                                                           Section 4.06(a)
person                                                                       Section 9.03(g)
Plans                                                                        Section 3.10
Products                                                                     Section 3.06(b)
Proxy Statement                                                              Section 6.01(a)
Registration Statement                                                       Section 6.01(a)
Representatives                                                              Section 6.04(a)
SEC                                                                          Recitals
Securities Act                                                               Section 3.05(b)
Shares                                                                       Section 2.01(a)
Stockholders' Meeting                                                        Section 6.02
subsidiary/subsidiaries                                                      Section 9.03(h)
Subsidiary                                                                   Section 3.01
Surviving Corporation                                                        Section 1.01
Terminating Company Breach                                                   Section 8.01(g)
Terminating Parent Breach                                                    Section 8.01(f)
Termination Fee                                                              Section 8.03(a)

                                                                    Exhibit 2.1




                 AGREEMENT AND PLAN OF MERGER dated as of January 20, 1997 (this "Agreement") among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Parent"), PATRIOT ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and TARGET THERAPEUTICS, INC., a Delaware corporation (the "Company").

                 WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into the Company (the "Merger");

                 WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of Shares (as defined in Section 2.01) and is in the best interests of such stockholders and (ii) approved this Agreement and the transactions contemplated hereby and unanimously has recommended that the stockholders of the Company adopt this Agreement;

                 WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and has approved and, as sole stockholder of Merger Sub, has adopted this Agreement and the transactions contemplated hereby;

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                 WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests" under applicable United States accounting rules and Securities and Exchange Commission ("SEC") accounting standards.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 251 of Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

                 SECTION 1.02. Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the closing date), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, Section 251 of Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (or such other place as the parties may agree).

                 SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                 SECTION 1.04.  Certificate of Incorporation; By-Laws.

                 (a) Subject to the terms of Section 6.06, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as of the Effective Time to read as follows: "the name of the Corporation is Target Therapeutics, Inc."

                 (b) Subject to the terms of Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                 SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                 SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                 (a) Each share of common stock, par value $.0025 per share, of the Company ("Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b)) and all rights in respect thereof shall be converted automatically, subject to Section 2.02(e), into the right to receive 1.07 shares (the "Exchange Ratio") of common stock, par value $.01 per share ("Parent Common Stock"), of Parent.

                 (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (c) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                 SECTION 2.02.  Exchange of Certificates.

                 (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with The First National Bank of Boston or such other bank or trust company as may be designated by Parent and approved by the Company, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable in exchange for outstanding Shares pursuant to Section 2.01. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

                 (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the transfer records of the Company, a Certificate representing the proper number of shares of Parent Common Stock, and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

                 (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date at or after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                 (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                 (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid, upon submission of his or her Certificates, an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $71. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to any holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holder of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                 (g) No Liability. Neither Parent nor the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect hereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                 (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                 (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock that are deliverable in respect thereof pursuant to this Agreement.

                 SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by any Laws. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

                 SECTION 2.04.  Stock Options.

                 (a) All options to purchase capital stock of the Company (the "Company Options") outstanding, whether or not exercisable, whether or not vested, at the Effective Time under the Company's 1988 Stock Option Plan and 1991 Director Option Plan, (collectively, the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of
Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were
Section 424 of the Code applicable to such Company Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent. Each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time would have been converted under Section 2.01; and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent).

                 (b) In respect of each Company Option assumed by Parent, and the shares of Parent Common Stock underlying such Company Option, Parent shall file, promptly, but in any event within ten (10) business days after the Effective Time, and keep current, a Form S-8 or other appropriate registration statement for as long as the Company Options remain outstanding.

                 (c)      Except with respect to the agreements set forth in
Section 3.10(3) and (4) of the Company Disclosure Schedule, the Company has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of Company Options as a consequence of the execution of this Agreement or the transactions contemplated by this Agreement.

                 (d) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to options to purchase shares of Parent Common Stock ("Parent Options") pursuant to this Section 2.04 and (ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby.

                 (e) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent that the Company Options qualified as incentive stock options prior to the Effective Time.

                 SECTION 2.05. Adjustments to Prevent Dilution. In the event that Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Exchange Ratio shall be equitably adjusted.


                                  ARTICLE  III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") or as specifically disclosed in the Company SEC Reports (as hereinafter defined) filed subsequent to March 31, 1996, the Company hereby represents and warrants to the Parent and Merger Sub that:

                 SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change in or effect on the Company and the Subsidiaries that, when taken individually or together with all other adverse changes and effects, is materially adverse to the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, or prevents consummation of the Merger, or prevents the Company from performing its obligations under this Agreement; provided, however, that any such effect resulting from (i) any change in law, rule or regulation or in economic or business conditions generally or generally affecting the medical devices industry (as opposed to the Company specifically), (ii) any change in generally accepted accounting principles or interpretations thereof generally affecting the medical devices industry (as opposed to the Company specifically), (iii) any adverse ruling, court order, appeal or cross appeal by any person or other development with respect to the currently pending lawsuit involving the Company, Cordis Corporation (a subsidiary of Johnson & Johnson) and SCIMED Life Systems, Inc. (a subsidiary of Parent), or, (iv) any effect on the Company resulting from actions taken by the Company at Parent's direction pursuant to Section 6.11 shall not be considered when determining if a Company Material Adverse Effect has occurred. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Section 3.01 of the Company Disclosure Schedule.  Except as set forth in
Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

                 SECTION 3.02. Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its respective Certificate of Incorporation, By-laws or equivalent organizational documents.

                 SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock of the Company. No shares of preferred stock of the Company are issued or outstanding. As of December 29, 1996, (a) 14,860,111 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 350,000 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries, (c) 3,654,609 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Option Plans, and (d) 82,194 Shares were reserved for future issuance pursuant to the Company's 1991 Employee Stock Purchase Plan (the "ESPP"). From December 29, 1996 through the date hereof, the Company has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary, except pursuant to the exercise of Company Options that were outstanding as of December 29, 1996. Set forth in Section 3.03 of the Company Disclosure Schedule is a summary setting forth the number of outstanding Company Options, stock incentive rights or any other rights to acquire shares of Company Common Stock pursuant to the Company Stock Option Plans and the exercise price therefor as of January 9, 1997. Except as set forth in this
Section 3.03 and the Company Rights Agreement (as defined in Section 3.20), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section
3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in any Subsidiary. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                 SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the Shares and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 SECTION 3.05.  No Conflict; Required Filings and Consents.

                 (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, as applicable, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations that are not reasonably likely, individually or in the aggregate, to have a Company Material

Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

                 SECTION 3.06.  Permits; Company Products; Regulation.

                 (a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Company's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

                 (b) Except as is not reasonably likely to have a Company Material Adverse Effect, since March 31, 1993, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. The Company has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labelling, testing and inspection of Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"), except where the failure so to comply is not likely to have a Company Material Adverse Effect. Except as described in the Company SEC Reports (as defined in Section 3.07(a)), since March 31, 1993, there have been no recalls, field notifications or seizures ordered or, to the Company's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products. The Company has not received, and does not reasonably believe that any facts or circumstances exist that are reasonably likely to result in, any warning letter, or Section 305 notices from the FDA.

                 (c) The Company has obtained, in all countries where the Company is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by the Company, except for any such failures that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. The Company has identified and made available for examination by Parent all material information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listings, inspections, the Company's recalls and product actions, audits and the Company's ongoing clinical studies. The Company has identified in writing to Parent the international locations where substantially all regulatory information and documents are kept.

                 SECTION 3.07.  SEC Filings; Financial Statements.

                 (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 1993, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended March 31, 1995 and March 31, 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 1996 and September 30, 1996, respectively, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 31, 1993, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the

Company with the SEC since March 31, 1993, and prior to the date of this Agreement (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Company SEC Reports"), and (v) complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date hereof) to the Company SEC Reports filed with the SEC. The Company SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (b) No Subsidiary is required to file any form, report or other document with the SEC.

                 (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

                 (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of March 31, 1996, including the notes thereto (the "Company 1996 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any Company SEC Report filed since March 31, 1996 and prior to the date of this Agreement,
(ii) incurred since March 31, 1996 which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, or
(iii) incurred pursuant to this Agreement.

                 (e) The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                 SECTION 3.08. Absence of Certain Changes or Events. Since March 31, 1996, except as contemplated by this Agreement or disclosed in any Company SEC Report filed since March 31, 1996, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent in all material respects with past practice and, since March 31, 1996, there has not been (a) any event or events having, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice,
(d) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (f) other than pursuant to the contracts referred to in Section 3.10 or as expressly provided for in this Agreement, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent in all material respects with past practice.

                 SECTION 3.09.  Absence of Litigation.

                 (a) Except as disclosed in the Company SEC Reports, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, is reasonably likely to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

                 (b) As of the date hereof, to the Company's knowledge, neither the Company nor any Subsidiary has received notice from any source that the Company or any Subsidiary may be liable with respect to product liability or worker's compensation claims, except for such claims that are not reasonably likely to have a Company Material Adverse Effect.

                 SECTION 3.10. Employee Benefit Plans. Section 3.10 of the Disclosure Schedule lists, as of the date hereof, (i) all material employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (the "Plans") and (ii) all contracts and agreements relating to employment that provide for annual compensation in excess of $125,000 and all severance agreements, with any of the directors, officers or employees of the Company or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or a Subsidiary at will without penalty or other adverse consequence) (the "Employment Contracts"). Parent has been furnished with a copy of each Plan, each material document prepared in connection with each Plan, and each Employment Contract. Except as set forth in Section 3.10 of the Disclosure Schedule: (i) none of the Plans is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person, except as required pursuant to the provisions of Section 4980B of the Code; (iii) each Plan intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan or has a period of time remaining under applicable law to obtain such determination letter; (iv) none of the Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (v) to the Company's knowledge, each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (vi) neither the Company nor any Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that is reasonably likely to give rise to any such liability;
(vii) the Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that is reasonably likely to give rise to liability under such act; and (viii) no compensation paid or payable to any employee of the Company or any Subsidiary has been, or is reasonably likely to be, non-deductible by reason of application of Section 162(m) of the Code.

                 SECTION 3.11. Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary.

                 SECTION 3.12.  Real Property and Leases.

                 (a) The Company and the Subsidiaries have sufficient title or leasehold interests to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

                 (b) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party which are material, individually or in the aggregate, to the business of the Company and the Subsidiaries taken as a whole, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, which would permit any such lease to be terminated by the other party thereto.

                 SECTION 3.13. Intellectual Property. "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as currently contemplated by the Company to be conducted through March 31, 1998, together with all applications currently pending for any of the foregoing. As of the date hereof and except as disclosed in the Company SEC Reports, the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all of the Company Intellectual Property, and, to the Company's knowledge, there is no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property, and between the date hereof and the Effective Time, the Company and the Subsidiaries will own or possess adequate licenses or other valid rights to use all of the Company Intellectual Property, and, to the Company's knowledge, there will be no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Schedule lists each material license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of the Company and the Subsidiaries, the cancellation or expiration of which is reasonably likely to have a Company Material Adverse Effect (the "Company Licenses"). As of the date hereof, there are no pending, or to the Company's knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may have been commenced by Parent or any subsidiary of Parent, and between the date hereof and the Effective Time, there shall not be any pending, or to the Company's knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may be commenced by Parent or any subsidiary of Parent and such as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no breach or violation by the Company under, and, to the Company's knowledge there is no breach by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. The Company has taken reasonable measures to maintain the confidentiality of the processes and formulas, research and development results and other know-how of the Company, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof. To the Company's knowledge, the conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, to the Company's knowledge, there are no infringements of any Company Intellectual Property which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Schedule, to the Company's knowledge, neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

                 SECTION 3.14. Taxes. The Company and each Subsidiary (a) have properly prepared and timely filed or will have prepared and filed all federal, state, local and foreign tax returns and reports in respect of taxes required to be filed by or with respect to the Company and each Subsidiary through the Effective Time (taking into account any extension of time to file);
(b) paid or accrued all taxes shown to be due on such returns and reports (and all applicable ad valorem and value added taxes as are due from the Company and each Subsidiary have been paid); and (c) paid or accrued all taxes for which a notice of assessment or collection has been received by the Company or any Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings). Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the knowledge of the Company, is threatening to assert any claims for taxes from the Company or any Subsidiary. The Company and each Subsidiary have withheld or collected and paid over to appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected by them. There are no liens for taxes upon the assets of the Company or any Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings).

                 SECTION 3.15.  Environmental Matters.

                 (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following United States federal statutes and their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Marine Protection, Research and Sanctuaries Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof;
(C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any United States or foreign federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

                 (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company or any Subsidiary has not violated and is not in violation of any Environmental Law;
(ii) there has been no contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of any Hazardous Substance, on or from any of the properties owned or leased by the Company (including, without limitation, soils and surface and ground waters); (iii) the Company or any Subsidiary has not received notice from any source that it and its Subsidiaries may be liable for any off-site contamination; (iv) the Company or any Subsidiary has not received notice from any source that it or its Subsidiaries may be liable under any Environmental Law; (v) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) the Company has been and is in compliance with its Environmental Permits; and (vii) there are no pending, and the Company has not received any notice from any source of any threatened, claims against the Company or any Subsidiary relating to any Environmental Law or Hazardous Substance.

                 SECTION 3.16.  Material Contracts.

                 (a) Subsections (i) through (vi) of Section 3.16(a) of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being referred to herein collectively as the "Material Contracts"):

                 (i) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which the Company or any Subsidiary is a party;

                 (ii) all contracts with physicians and any scientific advisory board members;

                 (iii) all contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which: (A) are reasonably likely to involve consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 1997, or (B) are reasonably likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract;

                 (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company or any Subsidiary has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                 (v) all contracts and agreements that limit the ability of the Company or any Subsidiary or, after the Effective Time, Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                 (vi) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and any affiliate of the Company (other than a wholly owned subsidiary), on the other hand; and

                 (vii) all other contracts or agreements (A) which are material to the Company and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have a Company Material Adverse Effect or (C) which are believed by the Company to be of unique value to the Company even though not material to the business of the Company.

                 (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company License, each contract referred to in paragraphs (ii) and (vii) above, and each other material contract or agreement of the Company or any Subsidiary which would have been required to be disclosed in Sections 3.16(a)(ii) and (vii) of the Company Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Company

Licenses or Material Contracts is in default by its terms or has been cancelled by the other party; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and none of the Company or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. The Company has furnished Parent with true and complete copies of all Company Licenses and all Material Contracts.

                 SECTION 3.17.  Suppliers.   Neither the Company nor any
Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

                 SECTION 3.18. Accounting and Tax Matters. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling-of-interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.
Neither the Company nor, to the Company's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and to the Company's knowledge, the Merger will so qualify.

                 SECTION 3.19. Company Rights Agreement. The Preferred Shares Rights Agreement dated September 21, 1994, between the Company and The First National Bank of Boston, as the rights agent, as amended on May 7, 1996 (the "Company Rights Agreement"), has been amended so as to provide that neither Parent nor Merger Sub will become an "Acquiring Person" and that no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. Additionally, the Board of Directors of the Company has taken such corporate action as is necessary to amend the Company Rights Agreement so that the Final Expiration Date (as such term is defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

                 SECTION 3.20. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

                 SECTION 3.21. Opinion of Financial Advisors. The Company has received the opinion of Goldman, Sachs & Co. (the "Company Financial Advisor"), to the effect that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company; it being understood and acknowledged by Parent that such opinion has been rendered to the Board of Directors of the Company and is not for the benefit of, and may not be relied upon by, Parent, its affiliates or Parent's stockholders.

                 SECTION 3.22. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

                 Except as specifically disclosed in Parent SEC Reports (as hereinafter defined) filed subsequent to December 31, 1995, which has been delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

                 SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change or effect that, when taken individually or together with all other adverse changes and effects, is materially adverse to the business, operations, or financial condition of Parent and its subsidiaries, taken as a whole, or prevents consummation of the Merger, or prevents Parent from performing its obligations under this Agreement; provided, however, that any such effect resulting from
(i) any change in law, rule or regulation or in economic or business conditions generally or generally affecting the medical devices industry (as opposed to Parent specifically) or (ii) any change in generally accepted accounting principles or interpretations thereof generally affecting the medical devices industry (as opposed to Parent specifically) shall not be considered when determining if a Parent Material Adverse Effect has occurred.

                 SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective Certificate of Incorporation or By-laws.

                 SECTION 4.03. Capitalization. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 25,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"). As of December 31, 1996, (a) 178,457,740 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 643,991 shares of Parent Common Stock were held in the treasury of Parent or by subsidiaries of Parent and (c) 25,480,110 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's stock option plans. No shares of Parent Preferred Stock were issued and outstanding. From December 31, 1996 through the date of this Agreement, Parent has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of Parent, except pursuant to the exercise of stock options and the issuance of stock options in the ordinary course of business consistent with past practice. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of Merger Sub, of which, as of the date of this Agreement, 100 are issued and outstanding. Except as disclosed in the Parent SEC Reports (as hereinafter defined), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub obligating Parent or Merger Sub to issue or sell any shares of capital stock of Parent or Merger Sub. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no outstanding material contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

                 SECTION 4.04. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 SECTION 4.05.  No Conflict; Required Filings and Consents.

                 (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or any subsidiary of Parent, (ii) conflict with or violate any Law applicable to Parent or any subsidiary of Parent or by which any property or asset of either of them is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent or any property or asset of either of them is bound or affected, except for any such breaches, defaults or other occurrences which are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the HSR Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the New York Stock Exchange, Inc. ("NYSE"), and

(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to prevent or delay consummation of the Merger, and is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

                 SECTION 4.06.  SEC Filings; Financial Statements.

                 (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1994, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above filed by Parent with the SEC since January 1, 1994 and prior to the date hereof (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Parent SEC Reports"), and (v) complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date of this Agreement) to the Parent SEC Reports filed with the SEC. The Parent SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

                 (b) Except for annual reports on Form 11-K for plans sponsored by SCIMED Life Systems, Inc. that are required to be filed with the SEC, no subsidiary of Parent is required to file any form, report or other document with the SEC.

                 (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

                 (d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated subsidiaries as at December 31, 1995, including the notes thereto (the "Parent 1995 Balance Sheet"), neither Parent nor any of its consolidated subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations disclosed in any Parent SEC Report filed since December 31, 1995 and prior to the date hereof, or incurred since December 31, 1995 which are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

                 (e) Parent has heretofore furnished to the Company complete and correct copies of all material amendments and modifications that have not been filed by Parent with the SEC to all material agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

                 SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 1995, except as contemplated by this Agreement or disclosed in any Parent SEC Report filed since December 31, 1995, Parent and its consolidated subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent in all material respects with past practice and, since December 31, 1995 except as disclosed in any Parent SEC Report filed since December 31, 1994, there has not been (a) any event or events having, individually or in the aggregate, a Parent Material Adverse Effect, (b) except for purchases of shares of Parent Common Stock made pursuant to Parent's systematic share repurchase program, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities, (c) any change by Parent in its accounting methods, principles or practices, (d) any revaluation by Parent of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent in all material respects with past practice, or (e) as of the date hereof, any entry by Parent or any subsidiary of Parent into any commitment or transaction material to Parent and the subsidiaries of Parent taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice.

                 SECTION 4.08. Accounting and Tax Matters. Neither Parent nor, to Parent's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from being effected as a "pooling-of-interests" or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Parent nor, to Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code and, to Parent's knowledge, the Merger will so qualify.

                 SECTION 4.09. Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or potential claims, actions, proceedings or investigations which are reasonably likely to result from similar facts and circumstances, is reasonably likely to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Parent Material Adverse Effect.

                 SECTION 4.10. Brokers. No broker, finder or investment banker (other than Lehman Brothers, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                 SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Parent shall otherwise agree (which agreement shall not be unreasonably withheld) in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, distributors, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in
Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the

Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

                 (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

                 (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except as set forth in Section 5.01(b) of the Company Disclosure Schedule) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration aggregating not more than $500,000;

                 (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a United States Subsidiary may, after consultation with Parent, declare and pay a dividend to the Company;

                 (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                 (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice in an amount not in excess of $1 million; (iii) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, enter into any contract or agreement other than in the ordinary course of business, consistent in all material respects with past practice; (iv) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, authorize capital expenditures which are, in the aggregate, in excess of $2 million for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

                 (f) except as set forth in Section 5.01(f) of the Company Disclosure Schedule, increase (except in the ordinary course of business and consistent in all material respects with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $100,000, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                 (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                 (h) knowingly take any action that could reasonably be expected to prevent the Merger's qualification for "pooling-of-interests" accounting treatment or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under
         Section 368(a) of the Code; or

                 (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the Company 1996 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.

                 SECTION 5.02. Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Company shall otherwise agree in writing, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, knowingly take any action that could reasonably be expected to prevent the Merger's qualification for "pooling-of-interests" accounting treatment or could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                 SECTION 6.01.  Registration Statement; Proxy Statement.

                 (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included, as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Parent shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

                 (b) The Registration statement and the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company, and the Company shall make appropriate amendments or supplements to the Proxy Statement. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

                 (c) The Proxy Statement and the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

                 SECTION 6.02.  Stockholders' Meeting.

                 (a) The Company shall, consistent with applicable law, call and hold a special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel).

                 (b) Parent shall vote (or consent with respect to) any shares of common stock of Merger Sub beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of the stockholders of Merger Sub at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof

(or, if applicable, by any action of the stockholders of Merger Sub by consent in lieu of a meeting).

                 SECTION 6.03.  Appropriate Action; Consents; Filings.

                 (a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain in a timely manner from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                 (b) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time.

                 (ii) In the event that Parent or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                 (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or, to the knowledge of such party, Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

                 SECTION 6.04.  Access to Information; Confidentiality.

                 (a) Subject to the Confidentiality Agreements (as hereinafter defined), from the date hereof to the Effective Time, Parent and the Company each will provide to the other (and its respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access, to the extent appropriate with regard to each of Parent's and the Company's relative size, to all information and documents which the Company or the Parent, as the case may be, may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other (except information or documents that in the opinion of such other party's counsel may not be disclosed under applicable law).

                 (b) From the date hereof to the Effective Time, the Company shall: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

                 (c) The parties shall comply with, and shall cause their respective Representatives to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreements dated November 27, 1996 (each a "Confidentiality Agreement") between the Company and Parent.

                 (d) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                 SECTION 6.05. No Solicitation of Competing Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company or any Subsidiary to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to any inquiry or proposal which the Company or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this Section
6.05 shall prohibit the Company from (i) furnishing information (including non-public information) to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide proposal of a Competing Transaction if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) that such action is necessary to comply with their fiduciary duties to the Company or its stockholders under applicable law and
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (1) provides reasonable notice to Parent that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides in any such notice to Parent in reasonable detail, the identity of the person or entity making such proposal and the terms and conditions of such proposal, (2) provides Parent with all information to be provided to such person or entity which Parent has not previously been provided, and (3) receives from such person or entity an executed confidentiality agreement on terms not less favorable in any material respect to the Company than those contained in the Confidentiality Agreements, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, (iii) referring any third party to this Section 6.05 or making a copy of this Section 6.05 available to any third party, or (iv) failing to make or withdrawing or modifying its recommendation referred to in Section 6.01(a) following the making of a proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the

Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the directors of the Company to comply with their fiduciary duties to the Company or its stockholders under applicable law. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors of the Company determines in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) that such action is necessary to comply with fiduciary duties to the Company or its stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Shares.

                 SECTION 6.06. Directors' and Officers' Indemnification and Insurance.

                 (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Certificate of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-Laws of Merger Sub to include such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder. From and after the Effective Time, such obligations shall be the joint and several obligations of the Parent and the Surviving Corporation and, by executing this Agreement, Parent hereby expressly assumes such obligations.

                 (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect, for four (4) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06 more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants currently to be $227,000 in the aggregate); provided further that if the annual premiums exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                 (c) The Surviving Corporation and Parent shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

                 SECTION 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Parent Disclosure Schedule or the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section
6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Parent under Section 7.02(a) and those of the Company under Section 7.03(a), in the event that a representation or warranty made by the Company or Parent herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

                 SECTION 6.08. Stock Exchange Listing. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time.

                 SECTION 6.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Parent and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NYSE, the National Association of Securities Dealers, Inc. or any national securities exchange to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

                 SECTION 6.10. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

                 SECTION 6.11.  Company Distribution Agreements.

                 (a) Except as specifically provided in Section 6.11(a) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, without the prior written consent of Parent, enter into any distribution agreement or similar agreement or amend any existing distribution agreement or similar agreement to which the Company or any of the Subsidiaries is party.

                 (b) Except as set forth in Section 6.11(b) of the Company Disclosure Schedule, the Company shall, and shall cause each of the Subsidiaries to, give notice of its intention not to renew any of its distribution agreements or similar agreements. Each such notice shall be given in accordance with such agreements so as to prevent such agreement from being renewed for any period of time after the date hereof.

                 (c) In the event that the Company is unable to make arrangements for distribution of its products in any country following the termination of a distribution agreement as provided in this Section 6.11, Parent will either act as, or arrange for, a distributor of the Company's products in such country on terms and conditions that are substantially similar to the terms and conditions with that of the former distributor.

                 SECTION 6.12.  Company Employee Stock Purchase Plan.

                 (a) The Company shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date shall occur prior to the Effective Time and Shares shall be purchased by ESPP participants prior to the Effective Time. The Current Offering shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, the Company shall take no action, pursuant to the terms of the ESPP, to commence any new offering period.

                 (b) Parent shall cause each participant in the ESPP who becomes employed by Parent or any of its subsidiaries to become eligible to participate in the Parent employee stock purchase plan, with such eligibility to participate commencing no later than the regular offering commencement date under such Parent plan first occurring at least 30 days following the Effective Time; provided, however, that if the period between the Effective Time and such regular offering commencement date exceeds three (3) months, then Parent shall cause the Parent employee stock purchase plan to be amended, to the extent necessary, to allow ESPP participants to participate in such plan on the earliest practicable date within such three-month period.

                 SECTION 6.13. Acceleration of Stock Options. In the event that it is determined by Ernst & Young LLP, independent accountants to the Company and Parent, that the enforcement of any provision of any Change of Control Agreement listed in Section 3.10 of the Company Disclosure Schedule (the "Change of Control Agreements") (which allows for the acceleration of vesting of stock options granted for the Company's securities) would preclude accounting for the Merger and the transactions contemplated thereby as a "pooling-of-interests," then the Board of Directors of the Company shall take all actions necessary pursuant to the terms of such Change of Control Agreements to ensure that all such acceleration provisions are null and void.

                 SECTION 6.14. Affiliates; Accounting and Tax Treatment. Within thirty (30) days from the date hereof, each of Parent and the Company shall obtain from any person who may be deemed to be an affiliate, as of the date of this Agreement, of Parent or the Company, respectively, as applicable (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to "pooling-of-interests" accounting treatment), a written agreement substantially in the appropriate form attached hereto as Exhibit 6.14. Each party hereto shall use its best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for "pooling-of-interests" accounting treatment and as a reorganization qualifying under the provisions of Section 368(a) of the Code.

                 SECTION 6.15. Employees and Employee Benefits. From and after the Effective Time, Parent shall grant all employees of the Company and any Subsidiaries credit for all service (to the same extent as service with Parent or any subsidiary of Parent is taken into account with respect to similarly situated employees of Parent and the subsidiaries of Parent) with the Company and any Subsidiary and their respective predecessors prior to the Effective Time for all purposes as if such service with the Company or any Subsidiary was service with Parent or any subsidiary of Parent (provided, however, that no such past service credit shall be granted to the extent it would result in duplicative accrual of benefits for the same period of service), and, with respect to any medical or dental benefit plan, Parent shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company or any Subsidiary who was, as of the Effective Time, excluded from participation in a Plan by virtue of such pre-existing condition) and provide that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent. Parent shall provide or shall cause the Company and each Subsidiary to provide benefits to any employee of the Company and each Subsidiary which are not less favorable in the aggregate than the benefits provided to similarly situated employees of the Parent and subsidiaries of Parent.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

                 SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

                 (a) this Agreement and the transaction contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company in accordance with Delaware Law and the Company's Certificate of Incorporation;

                 (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                 (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                 (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                 (e) Parent and the Company shall have received the opinion of Ernst & Young LLP, independent accountants to each of Parent and the Company, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for "pooling-of-interests" accounting treatment if consummated in accordance with this Agreement; and

                 (f) the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NOSE, subject to official notice of issuance.

                 SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                 (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

         (ii) each of the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Company Material Adverse Effect) shall be true and correct, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, it being understood and agreed by Parent and Merger Sub that this
         Section 7.02(a)(ii) shall be deemed to have been satisfied unless any failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect; and
         (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

                 (b) Parent shall have received "cold comfort" letters of Ernst & Young, LLP dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, such "cold comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

                 (c) unless the Company waives its closing condition set forth in Section 7.03(b) hereof, a copy of such opinion received by the Company shall have been provided to Parent; and

                 (d) Parent shall have received from any person who may be deemed to have become an affiliate of the Company, as reasonably determined by the Company, pursuant to Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to "pooling-of-interests" accounting treatment, after the date of this Agreement and on or prior to the Effective Time, a signed agreement substantially in the form of Exhibit 6.14(e) hereto.

                 SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                 (a) (i) Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;
         (ii) each of the representations and warranties of Parent contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or Parent Material Adverse Effect) shall be true and correct, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time; it being understood and agreed by the Company that this Section 7.03(a)(ii) shall be deemed to have been satisfied unless any failures to be so true and correct, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect; and

         (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

                 (b) the Company shall have received the opinion of Venture Law Group, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect; provided, however, that each of the representations of Parent, the Company and Collagen Corporation contained in the representation letters provided to Venture Law Group shall be true and correct, in each case at and as of the Effective Time as if made at and as of such time; and

                 (c) the Company shall have received from any person who may be deemed to have become an affiliate of Parent pursuant to Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to "pooling-of-interests" accounting treatment after the date of this Agreement and on or prior to the Effective Time a signed agreement substantially in the form of Exhibit 6.14(b) hereto.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

                 (a) by written consent duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company;

                 (b)      by any of Parent, Merger Sub or the Company if either
         (i) the Effective Time shall not have occurred on or before June 30, 1997; provided that the right to terminate this Agreement under this
         Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided further, that, if a request for additional information is received from a Governmental Authority pursuant to the HSR Act, such date shall be extended to the 90th day following acknowledgment by such Governmental Authority that Parent and the Company have complied with such request, but in any event not later than September 30, 1997; provided further, that, if any actions taken by Parent after the date hereof and prior to the Effective Time shall have caused the delay of, or resulted in the failure of, the Effective Time to occur on or before June 30, 1997, such date with respect to Parent's right to terminate this Agreement shall be extended by the amount of time of such delay, but in no event later than

         September 30, 1997; or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court or competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (c) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so; and (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

                 (d) by the Company in order to enter into a definitive agreement for a Competing Transaction, upon three (3) business days' prior written notice to Parent setting forth, in reasonable detail, the identity of the person making the Competing Transaction and the final terms and conditions of such Competing Transaction, if, as a result of an unsolicited proposal for such Competing Transaction, the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that, after giving effect to any concessions which may be offered by Parent, their fiduciary duties under applicable Law require that such Competing Transaction be accepted; provided, however, that any termination of this Agreement by the Company pursuant to this Section 8.01(d) shall not be effective until the Company has made payment of the full fee required by Section 8.03(a) hereof;

                 (e) by either Parent or the Company, if the Stockholders' Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof);

                 (f) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(f) for a period of 30 days from the date on which the Company delivers to Parent written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach;

                 (g) by Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this
         Section 8.01(g) for a period of 30 days from the date on which Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach; or

                 (h) by the Company or Parent, if the average of the closing sale prices on the NYSE of Parent Common Stock as reported under Composite Transactions in the Wall Street Journal for the ten
         (10) consecutive trading days immediately preceding the first business day following the satisfaction (including as a result of a waiver) all of the conditions set forth in Article VII, is less than $55 per share.

                 SECTION 8.02.  Effect of Termination.  Except as provided in
Section 9.01, in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. The payment of any termination fee under any provision of Section 8.03(a) by the Company shall constitute the sole and exclusive remedy of Parent for such termination and, upon receipt of such termination fee, Parent shall have no further recourse in law or equity against the Company as a result of this Agreement or any breach (willful or otherwise) hereof; provided, however, that the Termination Fee shall not be the sole and exclusive remedy for any breach by the Company of its obligations under Section 6.05.

                 SECTION 8.03.  Fees and Expenses.

                 (a) The Company shall pay Parent a fee of $34 million (the "Termination Fee"), which amount is inclusive of all expenses, if this Agreement is terminated:

                 (i) by the Company pursuant to Section 8.01(b)(i) and a Competing Transaction having a value per Share in excess of the value per Share to be generated hereby shall have been consummated within twelve (12) months of such termination;

                 (ii)     pursuant to Section 8.01(c)(i);

                 (iii) pursuant to Section 8.01(c)(ii) and such Competing Transaction shall have been consummated following such termination;

                 (iv)     pursuant to Section 8.01(d);

                 (v) pursuant to Section 8.01(e) and a Competing Transaction shall have been publicly proposed prior to such termination and the transaction contemplated by such Competing Transaction shall have been consummated within twelve (12) months of such termination; or

                 (vi) pursuant to Section 8.01(g) and a Competing Transaction shall have been consummated within twelve (12) months of such termination.

                 (b) Any payment required to be made pursuant to Section 8.03(a) shall be made as promptly as practicable but not later than five (5) business days after the final determination by Parent of such amount and shall be made by wire transfer of immediately available funds to an account designated by Parent.

                 (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                 (d) In the event that the Company shall fail to pay the Termination Fee when due, interest shall be paid on such unpaid Termination Fee, commencing on the date that the Termination Fee commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

                 SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                 SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06, 6.11, 6.12 and 6.15 shall survive the Effective Time indefinitely, and those set forth in Sections 6.09, 8.02, 8.03, 8.04, 8.05 and this Article IX shall survive termination indefinitely.

                 SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                 if to Parent or Merger Sub:

                 Boston Scientific Corporation
                 One Boston Scientific Place
                 Natick, Massachusetts  01760-1537
                 Facsimile:  (508) 650-8960
                 Attention:  General Counsel

                 with a copy to:

                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York  10022
                 Facsimile:  (212) 848-7666
                 Attention:  Peter D. Lyons, Esq.

                 if to the Company:

                 Target Therapeutics, Inc.
                 47201 Lakeview Blvd.
                 Fremont, California  94538
                 Facsimile:  (510) 440-7610
                 Attention:   Chief Financial Officer

                 with a copy to:

                 Venture Law Group
                 2800 Sand Hill Road
                 Menlo Park, California  94025
                 Facsimile:  (415 ) 233-8386
                 Attention:  Michael W. Hall, Esq.

                 SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                 (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

                 (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Boston, Massachusetts or San Jose, California;

                 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                 (e) "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

                 (f) "knowledge of the Company" means the knowledge of the individuals listed on Exhibit 9.03(f) attached hereto.

                 (g) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                 (h) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                 SECTION 9.05. Entire Agreement; Assignment. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                 SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                 SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                 SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery for the State of Delaware in and for the County of New Castle.

                 SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 SECTION 9.11.  WAIVER OF JURY TRIAL.   EACH OF PARENT, THE
COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                 IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                   BOSTON SCIENTIFIC CORPORATION
Attest:

/s/ Lawrence J. Knopf                              By:/s/ Lawrence C. Best
----------------------------------                    ----------------------------------------
Title:  Lawrence J. Knopf                             Name:  Lawrence C. Best
        Vice President and                            Title:  Chief Financial Officer
        Assistant General Counsel

                                                   PATRIOT ACQUISITION CORP.
Attest:

/s/ Lawrence J. Knopf                              By:/s/ Lawrence C. Best
----------------------------------                    ----------------------------------------
Title:  Lawrence J. Knopf                             Name:  Lawrence C. Best
        Assistant Secretary                           Title:  President


                                                   TARGET THERAPEUTICS, INC.
Attest:

                                                   By:/s/ Gary R. Bang
----------------------------------                   ----------------------------------------
Title:                                                Name:  Gary R. Bang
                                                      Title:  President and Chief Executive
                                                              Officer